CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	October 29, 2014

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2014 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter ended September 30, 2014. The FHLBank expects to file its third quarter 2014 Form 10-Q with the Securities and Exchange Commission on or about November 7, 2014.
Operating Results and Profitability

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For the third quarter, net income was $62 million and return on average equity (ROE) was 5.07 percent. This compares to net income of $72 million and ROE of 5.37 percent for the same period of 2013. For the first nine months of 2014, net income was $180 million and ROE was 4.86 percent, compared to net income of $197 million and ROE of 5.21 percent for the same period of 2013.

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The lower net income and ROE in both comparison periods resulted primarily from a decrease in net interest income. The lower net income in the year-to-date period also resulted from a $7 million larger reversal for credit losses on mortgage loans held for portfolio in the first nine months of 2013.

Balance Sheet Highlights

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Total assets at September 30, 2014 were $100.0 billion, which was a decrease of $3.2 billion (three percent) from year-end 2013. Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $94.4 billion at September 30, 2014, an increase of $9.1 billion (11 percent) from year-end 2013.

•	The balance of investments at September 30, 2014 was $20.6 billion, a decrease of $1.7 billion (eight percent) from year-end 2013.

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Capital adequacy substantially exceeded all minimum regulatory requirements. On September 30, 2014, GAAP capital stood at $4.9 billion, a decrease of $0.4 billion (eight percent) from year-end 2013, which primarily resulted from our $500 million redemption/repurchase of excess stock in February 2014. The GAAP and regulatory capital ratios were 4.89 percent and 5.01 percent, respectively, at September 30, 2014.

Housing and Community Investment

•	The FHLBank contributed $7 million in the third quarter of 2014 and $21 million in the first nine months of 2014 to the Affordable Housing Program pool of funds to be awarded to members in 2015.

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The FHLBank awarded more than $1 million in the first nine months of 2014 through two of its voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

FHLBank Cincinnati 3Q 2014

Dividend
The FHLBank paid its stockholders a cash dividend on September 18, 2014 at a 4.00 percent annualized rate, which was 3.77 percentage points above the third quarter average 3-month LIBOR.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 708 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

FHLBank Cincinnati 3Q 2014

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2014	December 31, 2013	Percent Change
Total assets	$99,967	$103,181	(3)%
Advances (principal)	71,325	65,093	10
Mortgage loans held for portfolio (principal)	6,718	6,643	1
Total investments	20,641	22,364	(8)
Consolidated Obligations:
Discount Notes	36,880	38,210	(3)
Bonds	56,881	58,163	(2)
Total Consolidated Obligations	93,761	96,373	(3)
Mandatorily redeemable capital stock	110	116	(5)
Capital stock	4,231	4,698	(10)
Total retained earnings	667	621	7
Total capital	4,891	5,310	(8)
Regulatory capital (1)	5,008	5,435	(8)

Capital-to-assets ratio (GAAP)	4.89%	5.15%
Capital-to-assets ratio (Regulatory) (1)	5.01	5.27

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Percent Change (2)	2014	2013	Percent Change (2)
Total interest income	$228	$231	(1)%	$683	$671	2%
Total interest expense	145	140	4	446	426	5
Net interest income	83	91	(8)	237	245	(3)
Reversal for credit losses	—	(1)	NM	(1)	(8)	88
Other non-interest income	4	4	(10)	14	13	4
Other expense	18	16	8	51	47	9
Affordable Housing Program assessments	7	8	(13)	21	22	(9)
Net income	$62	$72	(13)	$180	$197	(9)

Return on average equity	5.07%	5.37%		4.86%	5.21%
Return on average assets	0.25	0.30		0.24	0.29
Net interest margin	0.33	0.38		0.31	0.36
Annualized dividend rate	4.00	4.25		4.00	4.25
Average 3-month LIBOR	0.23	0.26		0.23	0.28

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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